Exhibit 10.17

FIRST AMENDMENT TO MULTI-TENANT OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into effective as of August 31, 2012, by and between LBA REALTY FUND II – WBP III, LLC, a Delaware limited liability company (“Landlord”), and TRULIA, INC., a Delaware corporation (“Tenant”).

RECITALS

This First Amendment is made with respect to the following facts:

A. Landlord and Tenant entered into that certain Multi-Tenant Office Lease (FSG) dated January 24, 2011 (the “Existing Lease”), pursuant to which Tenant leased certain premises consisting of approximately 16,788 square feet of rentable area in Suite 250 on the second floor of the building known as the 10771 East Easter Avenue, in Centennial, Colorado (the “Building”), as more particularly described in the Lease (the “Original Premises”).

B. Tenant desires to and the Landlord is willing to amend the Lease to, among other things, add certain expansion premises to the Lease in accordance with the terms and conditions of this First Amendment. The Existing Lease, as amended by this First Amendment, is referred to as the “Lease.”

AMENDMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Defined Terms. All initially capitalized terms used herein and not otherwise expressly defined herein shall have the meanings given to such terms in the Existing Lease.

2. Demise of First Expansion Premises. Effective as of the execution of this First Amendment, by both parties (the “First Expansion Premises Commencement Date”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately 9,645 square feet of rentable area on the second floor of the Building, known as a portion of Suite 200, which portion is depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (the “First Expansion Premises”). From and after the First Expansion Premises Commencement Date, the Original Premises and the First Expansion Premises will collectively constitute the “Premises” under the Lease, and shall consist of a total of 26,433 square feet of rentable area.

3. Demise of the Second Expansion Premises. Effective as of March 1, 2013 (the “Second Expansion Premises Commencement Date”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately 9,644 square feet of rentable area on the second floor of the Building, known as the remaining portion of Suite 200, which portion is depicted on Exhibit A-2 attached hereto and incorporated herein by this reference (the “Second Expansion Premises”). From and after the Second Expansion Premises Commencement Date, the Original Premises, the First Expansion Premises and the Second Expansion Premises will collectively constitute the “Premises” under the Lease, and shall consist of a total of 36,077 square feet of rentable area.

4. Term. The Term of the Lease as to the First Expansion Premises and the Second Expansion Premises shall be coterminous with the Original Premises, commencing on the First Expansion Premises Commencement Date with respect to the First Expansion Premises and commencing on the Second Expansion Premises Commencement Date with respect to the Second Expansion Premises and ending, unless sooner terminated or extended pursuant to the terms of the Lease, on the Expiration Date (as defined in the Existing Lease).

5. Rent Obligations During the Term. Notwithstanding anything contained in the Existing Lease to the contrary, commencing on the First Expansion Premises Commencement Date and Second Expansion Premises Commencement Date, as applicable, and continuing through the Expiration Date, Tenant shall pay installments of Monthly Base Rent (on the same terms and conditions as set forth in the Existing Lease, as amended) as follows:

Period	Original Premises	First Expansion Premises	Second Expansion Premises	Total Monthly Base Rent

From the First Expansion Premises Commencement Date to February 28, 2013 *	$27,980.00	$16,476.88	$0.00	$44,456.88

From March 1, 2013 (Second Expansion Premises Commencement Date) to April 30, 2013	$27,980.00	$16,476.88	$16,475.17	$60,932.05

From May 1, 2013 to the Expiration Date	$28,679.50	$16,878.75	$16,877.00	$62,435.25

*

Notwithstanding anything contained in this First Amendment to the contrary, Landlord agrees not to demand or collect from Tenant Monthly Base Rent as to the First Expansion Premises only from the period beginning on the First Expansion Premises Commencement Date and ending on August 31, 2012 (the “First Expansion Premises Abatement Period”) (collectively, the “First Expansion Premises Rent Abatement”). The First Expansion Premises Rent Abatement by this Section will be of no force or effect if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the First Expansion Premises Abatement Period, an Event of Default by Tenant. Except for such First Expansion Premises Rent Abatement, all of the terms and conditions of the Lease will be applicable during the First Expansion Premises Abatement Period.

6. Prepaid Base Rent. Tenant hereby agrees to pay to Landlord, upon execution and delivery of this First Amendment, the first full month’s non-abated Monthly Base Rent and Additional Rent for both the First Expansion Premises and the Second Expansion Premises.

7. Tenant’s Percentage. Effective as of the First Expansion Premises Commencement Date, “Tenant’s Percentage” under the Lease shall be amended to include the First Expansion Premises. Accordingly, as of the First Expansion Premises Commencement Date, Tenant’s Percentage under the Lease (inclusive of the First Expansion Premises) will equal 35.83%. Effective as of the First Expansion Premises Commencement Date, Tenant shall pay Tenant’s Percentage, based on Tenant’s Percentage as amended by this First Amendment, of all Additional Rent under the Lease in accordance with the terms and provisions of the Lease. For clarification purposes, Tenant shall not be required to pay Tenant’s Percentage for the First Expansion Premises during the year 2012 per Section 8 below. Effective as of the Second Expansion Premises Commencement Date, “Tenant’s Percentage” under the Lease shall be amended to include the Second Expansion Premises. Accordingly, as of the Second Expansion Premises Commencement Date, Tenant’s Percentage under the Lease (inclusive of the Original Premises, First Expansion Premises, and Second Expansion Premises) will equal 48.88%. Effective as of the Second Expansion Premises Commencement Date, Tenant shall pay Tenant’s Percentage, based on the Tenant’s Percentage as amended by Section 7 of this First Amendment, of all Additional Rent under the Lease in accordance with the terms and provisions of the Lease.

8. Base Year for Operating Costs. Effective as of the First Expansion Premises Commencement Date, the Base Year for Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs as to the First Expansion Premises will be those costs and expenses incurred and paid for the calendar year 2012. Effective as of the Second Expansion Premises Commencement Date, the Base Year for Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs as to the Second Expansion Premises will be those costs and expenses incurred and paid for the calendar year 2012.

9. Security Deposit. $33,755.75 in certified funds plus a Letter of Credit (as defined below) in the amount of $85,244.25 for the Term, all of which shall become a part of, and be governed by, the Security Deposit terms of the Lease.

(a) Letter of Credit. Pursuant to the terms of this First Amendment, an additional Security Deposit of $119,000.00 is required from Tenant. Tenant may deposit a letter of credit for a portion of the additional Security Deposit in the amount of $85,244.25 with Landlord in lieu of a total cash Security Deposit delivered to Landlord concurrently with Tenant’s execution of this First Amendment. Said letter of credit shall be in the form of an irrevocable, unconditional and clean standby letter of credit and otherwise in the form set forth below (the “Letter of Credit”).

(b) Form of Letter of Credit. The Letter of Credit shall be issued by a national bank acceptable to Landlord in its reasonable discretion with offices in the Denver Metropolitan Area that will accept and pay on any draw on the Letter of Credit. Tenant shall maintain the Letter of Credit for the entire Term, provided that Tenant may at any time substitute a cash Security Deposit for the Letter of Credit, and upon such substitution, Landlord shall return the Letter of Credit to Tenant. The Letter of Credit shall provide that it will be automatically renewed until 30 days after the Expiration Date unless the issuer provides Landlord with written notice of non-renewal at the notice address in the Lease at least 60 days prior to the expiration thereof. If, not later than 30 days prior to the expiration of the Letter of Credit, Tenant fails to furnish Landlord with a replacement Letter of Credit pursuant to this Section, Landlord shall have the right to draw the full amount of the Letter of Credit, and shall hold the proceeds of the Letter of Credit as a cash Security Deposit pursuant to Article 6 of the Existing Lease. The Letter of Credit shall expressly permit full and partial draws. The Letter of Credit shall designate Landlord as beneficiary and shall be transferable by beneficiary to any transferee, successor and assign (including any lender of Landlord) at no cost or expense to beneficiary. The Letter of Credit shall provide that it may be drawn by Landlord (or its assignee) upon presentation by Landlord to the issuing bank (at its offices in the Denver Metropolitan Area) of a sight draft(s), together with a written statement executed by Landlord stating that the amount requested is due Landlord under the Lease. The amount of the draw requested by Landlord shall be payable by the bank without further inquiry or any other documentation or further action required of the bank, Landlord or Tenant. All costs and expenses to obtain the Letter of Credit and all renewals shall be borne by Tenant.

(c) Landlord’s Draw. Except as set forth in the preceding Section 9(b) with respect to the replacement of an expiring Letter of Credit, Landlord shall only draw upon the Letter of Credit following an Event of Default by Tenant and only to the extent required to cure such Event of Default. If Landlord draws upon the Letter of Credit solely due to Tenant’s failure to renew the Letter of Credit at least 30 days before its expiration, such failure to renew shall not constitute an Event of Default. If the Letter of Credit is drawn upon by Landlord pursuant to Article 6 of the Existing Lease, Tenant shall, within 10 business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to amount required under the Lease. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law or equity, it being intended that

Landlord shall not first be required to use all or any part of the Letter of Credit and/or Security Deposit, and such use shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. The exercise of any rights of Landlord to the Security Deposit shall not constitute a waiver of nor relieve Tenant from any liability or obligation for any default by Tenant. If Landlord draws upon the entire amount of the Letter of Credit, Tenant may deliver a replacement Letter of Credit to Landlord, instead of depositing cash with Landlord, equal to the original amount of the Letter of Credit.

(d) Return or Transfer of Letter of Credit. Within 60 days after the expiration or earlier termination of the Lease and provided Tenant has complied with all of its obligations under the Lease, Landlord shall promptly return the refundable portion of the Security Deposit, including the Letter of Credit, to Tenant. In the event of a transfer of the Premises, Building or Complex by Landlord, Landlord or any subsequent transferor shall deliver the refundable portion of the Security Deposit, including the Letter of Credit, to the successor landlord or transferee.

10. Parking. The Existing Lease provides a total of 83 unreserved parking spaces at no cost to Tenant. Notwithstanding anything contained in the Existing Lease to the contrary, as of the First Expansion Premises Commencement Date and continuing throughout the Expiration Date, Landlord will make available to Tenant, upon the same terms and conditions of the Existing Lease, including, without limitation, Section 1.11 and Section 1.22 of the Lease Summary and Article 11 of the Existing Lease, an additional 48 unreserved parking spaces at no cost to Tenant. Such 48 parking spaces shall be in addition to any parking rights Tenant may have prior to the First Expansion Premises Commencement Date. As of the First Expansion Premises Commencement Date, the total number of unreserved parking spaces available to Tenant under the Lease for the entire Premises, as amended, will be 131. Notwithstanding anything contained in the Existing Lease to the contrary, as of the Second Expansion Premises Commencement Date and continuing throughout the Expiration Date, Landlord will make available to Tenant, upon the same terms and conditions of the Existing Lease, including, without limitation, Section 1.11 and Section 1.22 of the Lease Summary and Article 11 of the Existing Lease, an additional 48 unreserved parking spaces at no cost to Tenant. Such 48 parking spaces shall be in addition to any parking rights Tenant may have prior to the Second Expansion Premises Commencement Date. As of the Second Expansion Premises Commencement Date, the total number of unreserved parking spaces available to Tenant under the Lease for the entire Premises, as amended, will be 179.

11. Refurbishment Allowance. Landlord shall have no obligation to make any leasehold alterations, additions or improvements to the Premises, including, without limitation, the First Expansion Premises and the Second Expansion Premises. Tenant shall accept the First Expansion Premises and the Second Expansion Premises as of the First Expansion Premises Commencement Date in the current “as-is, where-as” condition, with, to Landlord’s actual knowledge, without inquiry or duty to inquire, all Operating Systems in good operating condition. Landlord will provide Tenant with up to $96,445 (calculated at the rate of $5.00 per rentable square foot of the First Expansion Premises and the Second Expansion Premises) (the “Refurbishment Allowance”) to be used for the following with respect to Tenant’s leasehold refurbishment improvements in the First Expansion Premises and the Second Expansion Premises: (a) Tenant’s architecture, engineering and project fees and costs, including preparing construction and design documents and mechanical and electrical plans, (b) permits, construction materials and labor, and construction fees and costs, including any legal compliance requirements, and (c) Landlord’s construction management fee of four percent (4%) of the Refurbishment Allowance. Landlord makes no representation or warranty as to what can be obtained with the Refurbishment Allowance. A contractor engaged by Tenant will perform the Leasehold refurbishment improvements (collectively, the “Refurbishment”) in accordance with all terms and conditions of the Lease, including, without limitation, Article 13 of the Existing Lease. Tenant’s contractor shall be subject to the reasonable approval of Landlord and Tenant will be responsible for all costs related to the Refurbishment in excess of the Refurbishment Allowance. Landlord will pay any amounts payable to Tenant under this Section 11 in one lump sum within 30 days from the date the Refurbishment is completed in accordance with the terms and conditions of the Lease, and Tenant has submitted to Landlord a written statement requesting such payment with appropriate supporting documentation, provided at the time of such requested and scheduled payment: (i) no Event of Default by Tenant exists under the Lease; and (ii) no liens have been filed and Landlord will have received an appropriate lien waiver from Tenant’s general contractor and subcontractors covering all work for which payment is requested.

12. Access. Landlord and Tenant hereby acknowledge and agree that Tenant, as of the execution of this First Amendment is in possession of the First Expansion Premises and the Second Expansion Premises pursuant to that certain Limited License for Temporary Use of Unleased Space dated July 27, 2012, by and between Landlord, as Licensor, and Tenant, as Licensee (the “License”). Effective as of the First Expansion Premises Commencement Date, (a) the License shall automatically be terminated, its provisions shall be of no further force and effect, and Licensee shall no longer be required to pay a License Fee (as that term is defined therein) to Licensor, and (b) Tenant’s occupancy of the Second Expansion Premises for the period of time commencing on the First Expansion Premises Commencement Date and ending on the day before the Second Expansion Premises Commencement Date (the “Second Expansion Premises Early Occupancy Period”) shall be subject to all of the terms, covenants and conditions of the Lease, except that Landlord agrees that Tenant’s obligation to pay Monthly Base Rent and Additional Rent for the Second Expansion Premises during the Second Expansion Premises Early Occupancy Period shall be waived.

13. Occupancy Level. Landlord and Tenant acknowledge and agree that the Premises (as amended hereby) is designed for a maximum occupancy level of persons. Tenant therefore covenants and agrees that the number of persons occupying the Premises shall not exceed 287 persons or less, as may be required by applicable Law (the “Maximum Occupancy”), as of the applicable date the Premises are expanded by the terms of this First Amendment. If Landlord at any time reasonably determines that the Premises is being occupied in excess of the Maximum Occupancy on a day-to day basis, Landlord shall notify Tenant and Tenant shall have five business days to either (a) reduce the occupancy level to the Maximum Occupancy or less, or (b) notify Landlord of Tenant’s desire to lease additional space in the Building or elsewhere in the Property. If Landlord does not receive notice of Tenant’s desire to lease additional space in the Building or the Property within five business days after the date of Landlord’s notice of the violation of the maximum occupancy provision set forth in this Section 13, and if the Premises occupancy level remains in excess of the maximum allocation as of the fifth business day following the date of Landlord’s notice, such occupancy will automatically be deemed to be an Event of Default by Tenant and Landlord shall be entitled to exercise any and all remedies set forth in the Lease or at law or in equity by reason of such Event of Default. If Tenant selects option (b) above, subject to the availability of space in the Building or the Property, the parties shall in good faith negotiate a proposal to expand the Premises; the rent payable for such expansion space will be calculated using a Fair Market Rental Rate (as defined below), the maximum occupancy level of the expansion space will be 6.5 occupants per 1000 square feet, and the amount of parking made available at no additional cost to Tenant with respect to the expansion space shall be 5 parking spaces per 1000 square feet. If no space will be available in the Building or elsewhere in the Property within 30 days after Landlord’s receipt of Tenant’s request to lease additional space, or if Landlord and Tenant have not reached an agreement with respect to any available expansion space within 30 days after Landlord’s receipt of Tenant’s request to lease additional space, Tenant shall have an additional five days after such 30-day period to reduce the occupancy level of the Premises to the required maximum. Should Tenant fail to reduce the occupancy level within said additional five-day period, such occupancy will automatically be deemed to be an Event of Default by Tenant and Landlord shall be entitled to exercise any and all remedies set forth in the Lease or at law or in equity by reason of such default. For purposes hereof, Fair Market Rental Rate means an annual amount per square foot, projected for remainder of the Term (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Denver Southeast Suburban area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings (the “Fair Market Rental Rate”).

14. Generator License. Notwithstanding anything contained in the Lease to the contrary, including, without limitation, Section 1.25 of the Existing Lease, Landlord and Tenant hereby agree that Tenant has the right, but not the obligation, to use the existing concrete pad as depicted on Exhibit B attached hereto and incorporated herein by this reference as the Generator Area (as defined in the Existing Lease) for the installation of a Generator (as defined in the Existing Lease) pursuant to and in accordance with all terms and provisions of Section 1.25 of the Existing Lease.

15. Right of First Offer. Landlord and Tenant hereby acknowledge and agree that Tenant’s Right to Lease (as defined in the Existing Lease) set forth in Section 1.24 of the Existing Lease has been exercised and is of no further force and effect.

16. Extension Option. Landlord and Tenant hereby acknowledge and agree that the Extension Options (as defined in the Existing Lease) set forth in Rider No. 1 and Rider No. 2 to the Existing Lease are of no further force and effect, it being the intent of the parties that Tenant will have no right to extend the Term of the Lease.

17. Real Estate Broker. Landlord and Tenant each hereby represents and warrants to the other that it has not employed any broker in regard to this First Amendment and that it has no knowledge of any broker being instrumental in bringing about this First Amendment except Joe Serieno of CB Richard Ellis representing Landlord, and Sam DePizzol and Alex Hammerstein of CB Richard Ellis representing Tenant (collectively, “Brokers”), which such Brokers shall be paid pursuant to a separate written agreement. Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any other broker, finder or agent, other than the Brokers, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant. Landlord shall indemnify Tenant against any expense incurred by Tenant as a result of any claim for brokerage or other commissions made by any other broker, finder or agent, other than the Brokers, whether or not meritorious, employed by Landlord or claiming by, through or under Landlord.

18. Ratification of Lease. Each party, by its execution of this First Amendment, acknowledges its consent to the terms and provisions of the Lease, and ratifies and confirms the Lease as being in full force and effect.

19. Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Existing Lease and this First Amendment, the provisions of this First Amendment shall control in all instances.

20. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21. Severability. In the event that any one or more of the provisions of this First Amendment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this First Amendment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.

22. Headings. The paragraph headings that appear in this First Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

23. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by telecopy or electronic delivery and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by telecopy or electronic delivery, the parties will deliver originals as promptly as possible after execution.

24. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

25. No Offer. THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO ASSIGN OR AMEND THE LEASE. THIS AGREEMENT BECOMES EFFECTIVE AND BINDING ONLY UPON THE EXECUTION AND DELIVERY HEREOF BY THE PROPER REPRESENTATIVE OF THE PARTIES HERETO.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease Agreement as of the day and year first above written.

LANDLORD:

LBA REALTY FUND II – WBP III, LLC, a Delaware limited liability company

By:	/s/ Brad Neglia
Name:	Brad Neglia
Title:	Authorized Signatory

TENANT:

TRULIA, INC., a Delaware corporation

By:	/s/ Sean Aggarwal
Name:	Sean Aggarwal
Title:	CFO